Exhibit 99.1

For Immediate Release

Date: April 20, 2016

Contact:	Robert M. Mahoney
President and Chief Executive Officer

Phone:	617-484-6700
Email:	robert.mahoney@belmontsavings.com

BSB Bancorp, Inc. Reports First Quarter Results – Year Over Year Earnings Growth of 85%

BELMONT, MA, April 20, 2016 (PR Newswire) - BSB Bancorp, Inc. (NASDAQ-BLMT) (the “Company”), the holding company for Belmont Savings Bank (the “Bank”), a state-chartered savings bank headquartered in Belmont, Massachusetts, today reported net income of $2.54 million or $0.28 per diluted share for the quarter ended March 31, 2016 compared to net income of $1.37 million or $0.16 per diluted share for the quarter ended March 31, 2015 or an increase in net income of 84.8%.

Robert M. Mahoney, President and Chief Executive Officer, said, "Strong asset growth coupled with disciplined expense management is a good formula for earnings. We have had 11 consecutive quarters of earnings growth and we are working hard to continue that trend. Credit quality remains good.”

Net Income

$3.0
2.5
2.0
1.5
1.0
0.5
0.0
in Millions
2013 Q2
2013 Q3
2013 Q4
2014 Q1
2014 Q2
2014 Q3
2014 Q4
2015 Q1
2015 Q2
2015 Q3
2015 Q4
2016 Q1

Total Assets

$2.5
2.0
1.5
1.0
0.5
0.0
in Billions
2011 Q4
2012 Q4
2013 Q4
2014 Q4
2015 Q4
2016 Q1

Non Performing Assets/Total Assets

0.80%
0.60%
0.40%
0.20%
0.00%
2011 Q4
2012 Q4
2013 Q4
2014 Q4
2015 Q4
2016 Q1

Efficiency Ratio

90%
85%
80%
75%
70%
65%
60%
2011 YTD
2012 YTD
2013 YTD
2014 YTD
2015 YTD
2016 QTD

[1] Non-interest expense divided by net interest income and non-interest income.

NET INTEREST AND DIVIDEND INCOME

Net interest and dividend income before provision for loan losses for the quarter ended March 31, 2016 was $11.28 million as compared to $8.76 million for the quarter ended March 31, 2015 or a 28.8% increase. The provision for loan losses for the quarter ended March 31, 2016 was $599,000 as compared to $338,000 for the quarter ended March 31, 2015 or a 77.2% increase, primarily due to loan growth. This resulted in an increase of $2.26 million or 26.9% in net interest and dividend income after provision for loan losses for the quarter ended March 31, 2016 as compared to the quarter ended March 31, 2015.

NONINTEREST INCOME

Noninterest income for the quarter ended March 31, 2016 was $660,000 as compared to $757,000 for the quarter ended March 31, 2015 or a decrease of 12.8%. This decrease was primarily driven by a decrease in other income and a decrease in loan servicing fee income due to a strategic decision to suspend indirect auto loan originations during 2015. Partially offsetting these decreases was an increase in income from bank owned life insurance due to $5 million of additional policies purchased in the second quarter of 2015.

NONINTEREST EXPENSE

Noninterest expense for the quarter ended March 31, 2016 was $7.25 million as compared to $6.94 million for the quarter ended March 31, 2015 or an increase of 4.6%. This increase was primarily driven by an increase in salaries and employee benefits costs. Our efficiency ratio improved to 60.7% during the quarter ended March 31, 2016 from 72.9% during the quarter ended March 31, 2015 as we continue to grow the balance sheet and manage costs. Improvements to our efficiency ratio were largely due to effectively managing headcount. Since going public in the fourth quarter of 2011, we’ve grown total assets from $669 million to $1.92 billion, or an increase of 186%, while only increasing employee headcount by 21 or 20.8% from 101 to 122.

BALANCE SHEET

At March 31, 2016, total assets were $1.92 billion, an increase of $103.3 million or 5.7% from $1.81 billion at December 31, 2015. The Company experienced net loan growth of $99.42 million or 6.5% from December 31, 2015. Residential 1-4 family real estate loans, commercial real estate loans and home equity lines of credit increased by $85.62 million, $40.87 million and $5.34 million, respectively. Partially offsetting these increases was a decrease in construction loans and commercial loans of $11.12 million and $9.40 million respectively, and a decrease in indirect auto loans of $11.79 million, driven by the suspension of new originations due to current market conditions. The asset growth was primarily funded by growth in deposits.

At March 31, 2016, deposits totaled $1.36 billion, an increase of $85.76 million or 6.8% from $1.27 billion at December 31, 2015. Core deposits, which we consider to include all deposits other than CD’s and brokered CD’s, increased by $51.81 million from $1.01 billion at December 31, 2015 to $1.06 billion at March 31, 2016. Hal R. Tovin, Executive Vice President and Chief Operating Officer, said, “Strong deposit growth continued in the first quarter. Our proven strategy of targeting deposit driven business opportunities, combined with the expansion of our municipal customer base and cross selling new and existing commercial real estate customers, continues to provide us a cost efficient funding source.”

Total stockholders’ equity increased by $3.14 million from $146.20 million as of December 31, 2015 to $149.34 million as of March 31, 2016. This increase is primarily the result of earnings of $2.54 million and a $525,000 increase in additional paid-in capital related to stock-based compensation.

ASSET QUALITY

The allowance for loan losses in total and as a percentage of total loans as of March 31, 2016 was $11.83 million and 0.72% respectively, as compared to $11.24 million and 0.73% respectively, as of December 31, 2015.  For the quarter ended March 31, 2016, the Company recorded net charge offs of $8,000, as compared to net charge offs of $16,000 for the quarter ending March 31, 2015. Total non-performing assets were $1.20 million, or 0.06% of total assets, as of March 31, 2016, as compared to $3.64 million or 0.20% of total assets as of December 31, 2015.

Company Profile

BSB Bancorp, Inc. is headquartered in Belmont, Massachusetts and is the holding company for Belmont Savings Bank. The Bank provides financial services to individuals, families, municipalities and businesses through its six full-service branch offices located in Belmont, Watertown, Cambridge, Newton and Waltham in Southeast Middlesex County, Massachusetts. The Bank's primary lending market includes Essex, Middlesex, Norfolk and Suffolk Counties, Massachusetts. The Company’s common stock is traded on the NASDAQ Capital Market under the symbol “BLMT.” For more information, visit the Company’s website at www.belmontsavings.com.

Forward-looking statements

Certain statements herein constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, our ability to continue to increase loans and deposit growth, legislative and regulatory changes that adversely affect the businesses in which the Company is engaged, changes in the securities market, and other factors that are described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise, except as may be required by law.

BSB BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share data)

	March 31, 2016	December 31, 2015
	(unaudited)
ASSETS
Cash and due from banks	$1,842	$1,871
Interest-bearing deposits in other banks	54,306	49,390
Cash and cash equivalents	56,148	51,261
Interest-bearing time deposits with other banks	134	131
Investments in available-for-sale securities	21,985	21,876
Investments in held-to-maturity securities (fair value of $136,709 as of
March 31, 2016 and $136,728 as of December 31, 2015)	135,204	137,119
Federal Home Loan Bank stock, at cost	20,611	18,309
Loans held-for-sale	-	1,245
Loans, net of allowance for loan losses of $11,831 as of
March 31, 2016 and $11,240 as of December 31, 2015	1,634,373	1,534,957
Premises and equipment, net	2,631	2,657
Accrued interest receivable	4,188	3,781
Deferred tax asset, net	6,416	6,726
Bank-owned life insurance	30,024	29,787
Other assets	4,509	5,067
Total assets	$1,916,223	$1,812,916

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$188,824	$192,476
Interest-bearing	1,166,459	1,077,043
Total deposits	1,355,283	1,269,519
Federal Home Loan Bank advances	392,500	374,000
Securities sold under agreements to repurchase	2,242	3,695
Other borrowed funds	-	1,020
Accrued interest payable	1,047	993
Deferred compensation liability	6,805	6,434
Income taxes payable	812	184
Other liabilities	8,190	10,868
Total liabilities	1,766,879	1,666,713
Stockholders' Equity:
Common stock; $0.01 par value, 100,000,000 shares authorized; 9,092,007 and 9,086,639
shares issued and outstanding at March 31, 2016 and December 31, 2015, respectively	91	91
Additional paid-in capital	90,136	89,648
Retained earnings	63,056	60,517
Accumulated other comprehensive loss	(39)	(116)
Unearned compensation - ESOP	(3,900)	(3,937)
Total stockholders' equity	149,344	146,203
Total liabilities and stockholders' equity	$1,916,223	$1,812,916

Asset Quality Data:
Total non-performing assets	$1,198	$3,639
Total non-performing loans	$1,156	$3,631
Non-performing loans to total loans	0.07%	0.24%
Non-performing assets to total assets	0.06%	0.20%
Allowance for loan losses to non-performing loans	1023.44%	309.56%
Allowance for loan losses to total loans	0.72%	0.73%

Share Data:
Outstanding common shares	9,092,007	9,086,639
Book value per share	$16.43	$16.09

BSB BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	Three months ended
	March 31,
	2016	2015
	(unaudited)
Interest and dividend income:
Interest and fees on loans	$13,412	$10,232
Interest on taxable debt securities	828	741
Dividends	155	58
Other interest income	44	21
Total interest and dividend income	14,439	11,052
Interest expense:
Interest on deposits	2,125	1,755
Interest on Federal Home Loan Bank advances	1,027	531
Interest on securities sold under agreements to repurchase	1	1
Interest on other borrowed funds	5	7
Total interest expense	3,158	2,294
Net interest and dividend income	11,281	8,758
Provision for loan losses	599	338
Net interest and dividend income after provision
for loan losses	10,682	8,420
Noninterest income:
Customer service fees	225	212
Income from bank-owned life insurance	233	186
Net gain on sales of loans	60	40
Loan servicing fee income	112	161
Other income	30	158
Total noninterest income	660	757
Noninterest expense:
Salaries and employee benefits	4,600	4,344
Director compensation	234	277
Occupancy expense	251	293
Equipment expense	104	145
Deposit insurance	280	218
Data processing	882	755
Professional fees	234	212
Marketing	221	252
Other expense	446	440
Total noninterest expense	7,252	6,936
Income before income tax expense	4,090	2,241
Income tax expense	1,551	867
Net income	$2,539	$1,374
Earnings per share
Basic	$0.29	$0.16
Diluted	$0.28	$0.16

Return on average assets	0.56%	0.39%
Return on average equity	6.88%	4.02%
Interest rate spread	2.39%	2.37%
Net interest margin	2.53%	2.53%
Efficiency ratio	60.73%	72.90%